Exhibit 8.1

ELLENOFF GROSSMAN & SCHOLE LLP

1345 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10105

TELEPHONE: (212) 370-1300

FACSIMILE: (212) 370-7889

www.egsllp.com

July 2, 2025

Zeo Energy Corp.
7625 Little Rd, Suite 200A

New Port Richey, FL 34654

Ladies and Gentlemen:

We have acted as counsel to Zeo Energy Corp., a Delaware corporation (“Parent”), in connection with that certain Agreement and Plan of Merger and Reorganization, dated as of May 28, 2025 (the “Agreement”), by and among Parent, Heliogen, Inc., a Delaware corporation (the “Company”), Zebra Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub I”), Hyperion Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub II”), pursuant to which (i) at the Effective Time, Merger Sub I shall be merged with and into the Company (the “First Merger”), whereupon the separate existence of Merger Sub I shall cease, with the Company surviving the First Merger and (ii) immediately after the Effective Time, the Company shall be merged with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), whereupon the separate existence of the Company shall cease, with Merger Sub II surviving the Second Merger. This opinion is being delivered in connection with the filing of the registration statement on Form S-4 initially filed by Parent with the Securities and Exchange Commission (the “SEC”) on July 1, 2025, including the proxy statement/prospectus forming a part thereof (the “Registration Statement”), pursuant to the requirements of Item 21(a) of Form S-4.

Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as counsel to Parent in connection with the Mergers. For the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

(a) the Agreement;

(b) the Registration Statement;

(c) those certain tax representation letters dated July 1, 2025, delivered to us by Parent, Merger Sub I, Merger Sub II and the Company (the “Tax Representation Letters”); and

(d) such other instruments and documents related to the formation, organization and operation of Parent, Merger Sub I, Merger Sub II and the Company and to the consummation of the Mergers and the other transactions contemplated by the Agreement as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

(a) original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

(b) all representations, warranties and statements made or agreed to by Parent, Merger Sub I, Merger Sub II and the Company, their management, employees, officers, directors, members and stockholders in connection with the Mergers, including, but not limited to, those set forth in the Agreement (including the exhibits thereto), the Registration Statement, and the Tax Representation Letters are true, complete and accurate at all relevant times;

(c) all covenants contained in the Agreement (including any schedules, annexes and exhibits thereto) are performed without waiver or breach of any material provision thereof;

(d) the Mergers will be consummated in accordance with the Agreement without any waiver, breach or amendment of any material provision thereof, and the Mergers will be effective under applicable state law; and

(e) any statements or representations qualified by knowledge, belief, intention or similar qualification are true, accurate and complete without regard to such qualification at all relevant times.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein and therein, we confirm that the disclosure contained in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Mergers” constitutes our opinion insofar as it expresses conclusions as to the application of U.S. federal income tax law.

This opinion does not address the various state, local or non-U.S. tax consequences that may result from the Mergers or the other transactions contemplated by the Agreement and does not address the U.S. federal tax consequences of any transaction other than the Mergers as described in the Agreement. In addition, no opinion is expressed as to any U.S. federal income tax consequence of the Mergers or the other transactions contemplated by the Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

No opinion is expressed as to any transaction whatsoever, including the Mergers, if any of the representations, warranties, statements and assumptions relevant to this opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

This opinion represents only our best judgment as to the U.S. federal income tax consequences of the Mergers and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings in effect on the date hereof, all of which are subject to change or different interpretation (possibly with retroactive effect). No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. By rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws or to revise this opinion to reflect any such developments.

We are furnishing this opinion solely in connection with the filing of the Registration Statement, and this opinion cannot be relied upon for any other purpose without our prior written consent. We hereby consent to the use of our name under the heading “Material U.S. Federal Income Tax Consequences of the Mergers” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ ELLENOFF GROSSMAN & SCHOLE LLP
ELLENOFF GROSSMAN & SCHOLE LLP

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